Exhibit 5

FAEGRE BAKER DANIELS LLP

2200 Wells Fargo Center

90 South 7th Street

Minneapolis, Minnesota 55402

May 8, 2013

Northern Oil and Gas, Inc.

315 Manitoba Avenue – Suite 200

Wayzata, Minnesota 55391

Ladies and Gentlemen:

We are acting as counsel for Northern Oil and Gas, Inc., a Minnesota corporation (the “Company”), in connection with the automatic shelf registration statement on Form S-3 of the Company filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2013 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of $200,000,000 aggregate principal amount of the Company’s 8.000% Senior Notes due 2020 (the “Notes”), as described in the related prospectus forming a part of the Registration Statement (the “Prospectus”). The Notes will be issued pursuant to the indenture (the “Indenture”) dated as of May 18, 2012 between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), which is filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement and the Indenture, and have reviewed such matters of law as we have deemed necessary for this opinion. Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when the issuance and sale of the Notes have been duly authorized by all necessary action (corporate or otherwise) and the Notes have been duly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth herein is limited to matters of the laws of the State of New York and the State of Minnesota, and we do not express any opinion herein concerning any other law. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect. Any opinion expressed herein as to enforceability is qualified in that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered at a proceeding in equity or at law.

We have relied as to certain relevant facts upon certificates of and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (a) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question or carry out their role in it, (b) each party to any instrument or agreement relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such instrument or agreement enforceable against it, (c) each party to any instrument or agreement relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, and (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, and each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Notes.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns
Partner